Exhibit 99.1

News Release

For Immediate Release July 18, 2016	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT II, INC. ACQUIRES COTTONWOOD CORPORATE CENTER

(COTTONWOOD HEIGHTS, UTAH) – Hines, the international real estate firm, announced today that Hines Global REIT II, Inc. has acquired Cottonwood Corporate Center located in the Salt Lake City submarket of Cottonwood, Utah.
The Class A four-building campus was built between 1997 and 2000 and consists of 490,030 square feet. The complex, designed by Giles Stransky Brems Smith, includes:
2855 East Cottonwood Parkway, which contains five stories, 108,938 square feet and was completed in 1997.
2825 East Cottonwood Parkway, which contains five stories, 109,365 square feet and was completed in 1998.
2795 East Cottonwood Parkway, which contains six stories, 135,167 square feet and was completed in 1999.
2755 East Cottonwood Parkway, which contains six stories, 136,560 square feet and was completed in 2000.
The property is 91 percent leased to 25 tenants including Western Digital, a global storage technology and solutions company that leases approximately 31 percent of the of the net rentable area; and Extra Space Storage, a real estate investment trust that leases approximately 15 percent of the net rentable area.
Sherri Schugart, president and CEO of Hines Global REIT II, said, “We were attracted to the opportunity to acquire this best-in-class office asset in a very desirable suburban submarket of Salt Lake City. This campus features panoramic views of the Wasatch Mountain Range, and offers close proximity to executive housing, retail and dining venues, world-famous ski resorts and other area amenities.”

The seller was NOP Cottonwood Holdings, which was represented in the transaction by CBRE. The acquisition of Cottonwood Corporate Center is Hines Global REIT II’s fourth investment.
Hines Global REIT II is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global REIT II, visit www.hinessecurities.com/reits/hines-global-reit-2/.
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 182 cities in 20 countries. Hines has $89.1 billion of assets under management, including $42.5 billion for which Hines provides fiduciary investment management services, and $46.6 billion for which Hines provides third-party property-level services. The firm has 109 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,126 properties, totaling over 351 million square feet. The firm’s current property and asset management portfolio includes 457 properties, representing over 193 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements including the risks associated with the ability and willingness of the current tenants to continue to make rental payments pursuant to their lease agreements and other risks described in the “Risk Factors” section of Hines Global II’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.